EXHIBIT 3.21

ARTICLES OF ORGANIZATION OF

LANDTECH ENTERPRISES, L.L.C.

I, the undersigned individual of the age of eighteen years or more, acting the organizer of a limited liability company organized under the North Dakota Limited Liability Act, adopt the following Articles of Organization for such limited liability company.

ARTICLE I.

The name of the limited liability company is LANDTECH ENTERPRISES, L.L.C.

ARTICLE II.

The name of the registered agent is Mark Johnsrud, whose social security number is [REDACTED]. The address of such agent is 2951 125th Ave. NW, Watford City, North Dakota 58854. This address shall be the registered office in North Dakota.

ARTICLE III.

The name and address of the organizer is:

Mark Johnsrud

2951 125th Ave. NW

Watford City, ND 58854

ARTICLE IV.

The limited liability company shall be effective on date filed with the Secretary of State.

ARTICLE V.

The limited liability company shall have perpetual existence.

I, the above named organizer have read the foregoing Articles of Organization, know the contents, and believe the statements made therein to be true.

DATED this 18 day of May, 2005.

/s/ Mark Johnsrud, Organizer
Mark Johnsrud, Organizer

CONSENT TO THE USE OF A NAME

1. The name desired to be registered is LANDTECH ENTERPRISES, L.L.C.

2. The name already on file is LANDTECH ENTERPRISES LTD. CO. whose address is P.O. Box 1560, Sidney, Montana 59270.

I grant consent to register the name listed in item number 1 above, and to file articles of organization under such name, to Mark Johnsrud the organizer of LANDTECH ENTERPRISES, L.L.C. located at 2951 125th Ave. NW, Watford City, North Dakota 58854, unconditionally.

I certify that I am authorized to sign this consent on behalf of LANDTECH ENTERPRISES LTD. CO.

LANDTECH ENTERPRISES LTD. CO.

By:	/s/ Elmer C. Christensen
ELMER C. CHRISTENSEN, Member

Daytime Phone: (406) 488-4006